UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders

June 15, 2011

April   , 2011

Date:	Wednesday, June 15, 2011

Time:	11:30 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	•	To elect eleven directors;

	•	To approve, on an advisory basis, the compensation of our named executive officers;

	•	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

	•	To ratify the appointment of the independent registered public accounting firm;

	•	To adopt a proposed amendment to our Amended and Restated Certificate of Incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder;” and

	•	To transact such other business as may properly come before the meeting

Record Date:	Close of business on April 19, 2011

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You may transmit your vote via the internet or you may complete and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
NANCY D. PARMELEE
Senior Vice President, Chief Financial Officer
& Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date of April 19, 2011 are entitled to notice of and to attend or vote at our annual meeting. If you plan to attend the meeting in person, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you beneficially owned McMoRan Exploration Co. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2011.

This proxy statement and the 2010 Annual Report are available at
http://www.edocumentview.com/MMR_MTG

Page

Questions and Answers about the Proxy Materials, Annual Meeting and Voting	1
2012 Stockholder Proposals	5
Corporate Governance	5
Director Compensation	11
Proposal No. 1: Election of Directors	13
Information About Director Nominees	13
Stock Ownership of Directors and Executive Officers	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
Stock Ownership of Certain Beneficial Owners	22
Executive Officer Compensation	23
Compensation Discussion and Analysis	23
Corporate Personnel Committee Report On Executive Compensation	28
Executive Compensation Tables	28
Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers	35
Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers	36
Audit Committee Report	37
Independent Registered Public Accounting Firm	38
Proposal No. 4: Ratification of the Independent Registered Public Accounting Firm	39
Certain Transactions	39
Proposal No. 5: Amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation to Revise the Definitions of “Continuing Director” and “Interested Stockholder”	42

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

The 2010 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April   , 2011.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2011 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 19, 2011, the record date for the annual meeting, and are therefore entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being made available to stockholders on or about April   , 2011. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement, and our 2010 Annual Report to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice will instruct you as to how you may access and review the proxy materials on the internet. The notice also instructs you as to how you may cast your vote via the internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 11:30 a.m. Eastern Time on Wednesday, June 15, 2011, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s web site at http://www.hoteldupont.com/map-directions/index.cfm.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the 2011 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what matters will I be voting? How does the board of directors recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; adopt the proposed amendment to our Amended and Restated Certificate of Incorporation; and consider any other matter that properly comes before the meeting.

Our board of directors unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	In favor of holding an advisory vote on the compensation of our named executive officers EVERY YEAR;

•	FOR the ratification of the appointment of the independent registered public accounting firm; and

•	FOR the adoption of the proposed amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder.”

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 19, 2011, the record date.

How many shares are eligible to be voted?

As of the record date, we had           shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, votes of stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may vote your shares by internet or by mail as further described below. Your vote authorizes each of James R. Moffett, Richard C. Adkerson, Nancy D. Parmelee and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/explor11

•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 14, 2011.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card. You may also vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee that is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s 401(k) plan (ECAP), you may only vote your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposals relating to the ratification of our independent registered public accounting firm and the amendment to our Amended and Restated Certificate of Incorporation to amend the definitions of “Continuing Director” and “Interested Stockholder” are discretionary proposals and all the other proposals are non-discretionary proposals. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other holder of record holding shares for you, your shares may be voted with respect to the ratification of our independent registered public accounting firm and the proposed amendment to our Amended and Restated Certificate of Incorporation to amend the definitions of “Continuing Director” and “Interested Stockholder.” Whereas, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to the election of directors, the compensation of our named executive officers, and the frequency of future advisory votes on the compensation of our named executive officers. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

Vote Required
		to Adopt the	Effect of	Effect of
Proposal	Voting Options	Proposal	Abstentions	“Broker Non-Votes‘

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	Treated as votes against	No effect
No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect
No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	Stockholders may select whether such votes should occur every year, every two years or every three years, or stockholders may abstain from voting	Plurality of shares voted	No effect	No effect
No. 4: Ratification of independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	N/A
No. 5: Approval of amendment to Amended and Restated Certificate of Incorporation to Revise the Definitions of “Continuing Director” and “Interested Stockholder”	For, against or abstain	Affirmative vote of holders of a majority of the outstanding common stock	Treated as votes against	N/A

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote thereon, except as otherwise provided by statute, our certificate of incorporation or our by-laws. With respect to Proposal No. 3, although the vote is non-binding, our board will consider the stockholders to have “approved” the frequency selected by a plurality of the votes cast; that is, the frequency receiving the highest number of affirmative votes.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the annual meeting, if you timely provide to us another proxy with a later date or if you vote in person at the annual meeting or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, for an estimated fee of $7,500, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

2012 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112 by December 30, 2011.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 16, 2012, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.mcmoran.com under About Us — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at www.mcmoran.com under About Us — Corporate Governance and are available in print upon request. Amendments to or waivers of the ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our web site.

Board and Committee Meeting Attendance

Our board of directors held five regular meetings and four special meetings during 2010. During 2010, except for Messrs. Carmichael and Ford, each of our directors attended 100% of the aggregate of the total number of meetings of the board and the total number of meetings held by each committee of the board on which each such director served. Messrs. Ford and Carmichael each had a 94% attendance rate. Messrs. Bush and Carmichael joined our board on June 8, 2010 and Messrs. Flores and Wombwell joined our board on

December 30, 2010. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board consists of eleven members, six of whom have no material relationship with the company and are independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards, as currently in effect. We also have three advisory directors who do not vote. For more information about our advisory directors, see “Advisory Directors” below.

James R. Moffett and Richard C. Adkerson serve as co-chairmen of our board and Mr. Moffett also serves as our president and chief executive officer. While in the past we separated the roles of chairman and chief executive officer, in May 2010 our board named Mr. Moffett, the board’s co-chairman since 1998, as chief executive officer. Our board of directors believes that Mr. Moffett’s service as both a co-chairman and chief executive officer is in the best interest of the company and our stockholders. As one of the company’s founders, Mr. Moffett possesses detailed, in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus well positioned to develop agendas that focus the board’s time and attention on the most critical challenges and opportunities facing the company. Combining the roles of chairman and chief executive officer creates unified leadership and direction for the board and executive management, which our board believes will enhance the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, as well as enable decisive, flexible and unified company leadership and ensure clear accountability.

Our board of directors has concluded that its current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. Our co-chairmen of our board, Messrs. Moffett and Adkerson, are not considered independent directors because they are part of our management team and receive compensation for services to the company. In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The presiding director for executive session meetings rotates on a meeting by meeting basis among the independent directors who are chairpersons of our three principal board committees (audit, corporate personnel, and nominating and corporate governance, discussed below), except as the directors may otherwise determine for a specific meeting. We believe that this approach effectively encourages full engagement of the non-management directors in executive sessions, while avoiding unnecessary hierarchy. Following each executive session of non-management directors, the presiding director serves as a liaison between the non-management directors and the co-chairmen regarding any specific feedback or issues that have been discussed in executive session. In addition, our three principal board committees are composed entirely of independent directors, and they have the power and authority to engage independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Advisory Directors

In February 2004, our board established the position of advisory director to provide general policy advice to our board as determined from time to time by our board. Each advisory director, upon the invitation of our board of directors, has the privilege to receive notice of and to attend regular meetings of our board of directors or any committee of our board for which such advisory director has been appointed to serve as an advisor or consultant, and may participate in all discussions occurring during such meetings in an advisory capacity. Advisory directors serve at the pleasure of the board, are not entitled to vote on any matter brought before the board or any board committee and are not considered a director of the company for any purpose. Compensation paid to advisory directors is determined from time to time by the board, and advisory directors may have consulting agreements with the company.

Our board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, each of whom previously served as a director of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to FCX. Dr. Bethea is a staff physician at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center. In January 2008, J. Taylor Wharton resigned as a member of our board and was appointed to serve as an advisory director. Dr. Wharton is the retired Special Assistant to the President for Patient Affairs and professor of Gynecologic Oncology at The University of Texas M. D. Anderson Cancer Center.

Board Committees

Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each of our audit, corporate personnel, and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our web site at www.mcmoran.com under About Us — Corporate Governance and are available in print upon request. The primary functions of each board committee are described below.

Audit			Meetings
Committee Members	Functions of the Committee		in 2010

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Suzanne T. Mestayer	•	please refer to “Audit Committee Report” included in this proxy statement	4

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2010

H. Devon Graham, Jr., Chairman Suzanne T. Mestayer	•	determines the compensation of our executive officers	3
	•	administers our cash-based and equity-based incentive compensation plans
	•	oversees company’s assessment of whether its compensation practices are likely to expose the company to material risks
	•	please refer to “Corporate Personnel Committee Procedures” included in this proxy statement

Nominating and Corporate Governance			Meetings
Committee Members	Functions of the Committee		in 2010

Gerald J. Ford, Chairman H. Devon Graham, Jr.	•	nominates individuals to stand for election or re-election as directors	4
	•	considers recommendations by our stockholders of potential nominees for election as directors
	•	makes recommendations to our board concerning the structure of our board and board committees
	•	conducts annual board and committee evaluations
	•	maintains and makes recommendations to our board regarding our corporate governance guidelines
	•	oversees the form and amount of director compensation

On June 8, 2010, the board of directors elected Messrs. Bush and Carmichael as directors of the company and authorized a special committee of independent directors, comprised of Messrs. Bush and Carmichael, with the power and authority to oversee the company’s efforts to evaluate a potential financing transaction with Freeport-McMoRan Copper & Gold Inc. (FCX). Between June 8, 2010 and September 19, 2010, the special committee held numerous formal meetings and engaged in additional informal meetings and discussions. Messrs. Bush and Carmichael attended 100% of the meetings of the special committee.

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. The committee annually recommends to our board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to our board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

If stock options or other equity awards are granted in a given year, the committee’s policy is that such regular annual equity awards are granted at its first or second meeting of each fiscal year, and that to the extent the committee approves any awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in company securities. Each August, our board establishes a meeting schedule for itself and its committees for the next calendar year. The first and second meetings of each year are scheduled approximately five months in advance, and are scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each co-chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 10,000 shares of our common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	The officer must report any such grants to the committee at its next meeting.

During 2010, the committee engaged an independent executive compensation consultant to advise the committee on matters related to executive compensation. Please refer to “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant and for more information regarding the stock option grants made by the committee to our named executive officers.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Mr. Graham and Ms. Mestayer. In 2010, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as one of our directors or on our corporate personnel committee.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our ethics and business conduct policy, our board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

Our board believes that full and open communication between senior management and the board of directors is essential to effective risk oversight. Our co-chairmen meet regularly with senior management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations to the board on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. Our board oversees the strategic direction of the company, and in doing so considers the potential risks and rewards of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, our three board committees assist our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management policies. The audit committee assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. Our internal auditor and independent registered public accounting firm meet regularly in executive session with the audit committee. As part of its responsibilities as set forth in its charter, the corporate personnel committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s board leadership structure and corporate governance matters. Each committee regularly reports on these matters to the full board.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board has affirmatively determined that each of Messrs. Bush, Carmichael, Day, Ford and Graham and Ms. Mestayer has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the applicable NYSE listing standards and SEC rules. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the six directors named above be considered independent, which the board approved.

Our board also has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, our board has determined that each member of the audit committee, Messrs. Day, Ford and Graham and Ms. Mestayer, qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Consideration of Director Nominees

In evaluating nominees for membership on our board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of our board, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than February 16, 2012. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2012 annual meeting or 10 days following the public announcement of the date of the 2012 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: McMoRan Exploration Co., Attn: Board of Directors or the name of the individual director or directors, 1615 Poydras Street, New Orleans, Louisiana 70112. The communication will be forwarded to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill-level required by the company to be an effective member of our board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director and advisory director receives an annual fee of $40,000. Committee chairs receive an additional annual fee as follows: audit committee, $12,000; corporate personnel committee and nominating and corporate governance committee, $6,000. Each non-management director and each advisory director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. In addition, each of Messrs. Bush and Carmichael received $28,500 in connection with their service in 2010 on the special committee of the board of directors, which included a retainer of $6,000 for serving on the special committee, in addition to a fee of $1,500 for each committee meeting, or group of meetings, the member attended. The compensation of each of Messrs. Moffett and Adkerson, the co-chairmen of our board, is reflected in the “Summary Compensation Table” below.

Equity-Based Compensation

During 2010, non-management directors and advisory directors also receive equity-based compensation under the 2004 Director Compensation Plan (the 2004 Plan) and the 2008 Stock Incentive Plan (the 2008 Plan), both of which were approved by our stockholders. Under the 2004 Plan, each non-management director and advisory director received an annual grant of options to acquire 3,500 shares of our common stock on June 1st of each year. In addition, the 2008 Plan authorizes our nominating and corporate governance committee to make additional equity grants to our non-management directors and advisory directors at its discretion. The share pool available under the 2004 Plan was depleted in January 2011, thus going forward equity-based grants to non-management and advisory directors will be made only from the 2008 Plan. Under our current program, upon approval of our nominating and corporate governance committee, each non-management director and advisory director receives an annual grant of options to acquire an aggregate 5,000 shares of our common stock and 2,500 restricted stock units (RSUs) on June 1st of each year. All options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The RSUs also vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. To the extent dividends are paid on our common stock in the future, dividend equivalents will accrue on the RSUs on the same basis as dividends will be paid on our common stock and will include market rate interest. The dividend equivalents will only be paid upon vesting of the shares of our common stock. Our program also provides for a pro rata grant of options to a director upon his or her initial election to our board other than at an annual meeting.

On June 1, 2010, each non-management director and advisory director serving at the time was granted an option to purchase 5,000 shares of our common stock with an exercise price of $9.48 and 2,500 RSUs. In addition, upon election to our board, on June 8, 2010 each of Messrs. Bush and Carmichael were granted options to purchase 5,000 shares of our common stock with an exercise price of $10.21 and 2,500 RSUs and on December 30, 2010 each of Messrs. Flores and Wombwell were granted options to purchase 2,500 shares of our common stock with an exercise price of $17.18 and 1,250 RSUs.

Non-employee directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-employee directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the non-employee director. See footnote (1) to the “Director Compensation” table for details regarding participation in these programs by our non-employee directors.

2010 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2010. The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value, and do not necessarily equate to the income that will ultimately be realized by the director for these awards.

2010 Director Compensation

	Fees Earned or Paid	Stock	Option	All Other
Name of Director	in Cash(1)	Awards(2)	Awards(2)	Compensation(3)	Total

A. Peyton Bush, III	$60,027	$25,525	$31,650	$—	$117,202
William P. Carmichael	57,027	25,525	31,650	—	114,202
Robert A. Day	71,500	23,700	29,750	—	124,950
James C. Flores	—	21,475	26,975	—	48,450
Gerald J. Ford	70,000	23,700	29,750	—	123,450
H. Devon Graham, Jr.	76,000	23,700	29,750	—	129,450
Suzanne T. Mestayer	64,000	23,700	29,750	25,100	142,550
B. M. Rankin, Jr.	53,500	23,700	29,750	100,009	206,959
John F. Wombwell	—	21,475	26,975	—	48,450

(1)	Messrs. Bush and Carmichael were appointed to the board of directors on June 8, 2010 and Messrs. Flores and Wombwell were appointed on December 30, 2010. Accordingly, Messrs. Bush and Carmichael received prorated annual fees, and Messrs. Flores and Wombwell received no annual fees. Non-employee directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock. Mr. Ford elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. Mr. Carmichael elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee effective October 1, 2010. The amounts reflected include the fees used to purchase shares of our common stock.

(2)	Amounts reflect the aggregate grant date fair value of the stock awards (restricted stock units or RSUs) and option awards (options). RSU awards are valued on the date of grant at the closing sale price per share of our common stock. The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the directors. For information relating to the assumptions made by us in valuing the option awards made to our non-management directors in fiscal year 2010, refer to Note 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2010. On June 1, 2010, each non-management director serving at the time was granted options to purchase an aggregate 5,000 shares of our common stock and 2,500 RSUs. The options that were granted had a grant date fair value of $5.95 per option using the Black-Scholes option model. The grant of 2,500 RSUs had a grant date fair value of $9.48 per unit. Upon election to our board of directors on June 8, 2010, each of Messrs. Bush and Carmichael were granted options to purchase an aggregate 5,000 shares of our common stock and 2,500 RSUs. The options that were granted to Messrs. Bush and Carmichael had a grant date fair value of $6.33 per option using the Black-Scholes option model and the 2,500 RSUs had a grant date fair value of $10.21 per unit. Upon election to our board of directors on December 30, 2010, each of Messrs. Flores and Wombwell were granted options to purchase an aggregate 2,500 shares of our common stock and 1,250 RSUs. The options that were granted to Messrs. Flores and Wombwell had a grant date fair value of $10.79 per option using the Black-Scholes option model and the 1,250 RSUs had a grant date fair value of $17.18 per unit.

As of December 31, 2010, each director had the following number of options outstanding: Mr. Bush, 5,000; Mr. Carmichael, 5,000; Mr. Day, 34,500; Mr. Flores, 2,500; Mr. Ford, 34,500; Mr. Graham, 34,500; Ms. Mestayer 20,250; Mr. Rankin, 21,625; Wombwell, 2,500. As of December 31, 2010, each director had 5,625 RSUs outstanding, except for Messrs. Bush and Carmichael who has 2,500 RSUs outstanding and Messrs. Flores and Wombwell who had 1,250 RSUs outstanding.

(3)	Includes (a) $25,100 in company matching of contributions to charitable organizations for Ms. Mestayer under our matching gifts program and (b) $100,009 in consulting fees received by Mr. Rankin and allocated to us pursuant to a consulting arrangement.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at eleven. The terms of all of our directors expire at the 2011 annual meeting of stockholders. Upon the recommendation of our nominating and corporate governance committee, our board has nominated each of Messrs. Adkerson, Bush, Carmichael, Day, Flores, Ford, Graham, Moffett, Rankin and Wombwell and Ms. Mestayer to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Director Nominees

The table below provides certain information as of April 19, 2011, with respect to each director nominee. The biographies of each of the director nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our nominating and corporate governance committee and our board to determine that the person should be nominated to serve as a director for the company in 2011. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year first elected a director and positions with the company described below include the period that the person served as a director or an officer of McMoRan Oil & Gas Co., a predecessor of the company formed in 1994.

Upon completion of our acquisition of the shallow water Gulf of Mexico shelf properties, interests and assets of Plains Exploration & Production Company (PXP) on December 30, 2010, we entered into a stockholder agreement with PXP pursuant to which, among other things, the size of our board of directors was increased from 9 to 11 members and PXP had the right to nominate two individuals to serve on our board of directors. On December 30, 2010, Messrs. Flores and Wombwell were appointed to our board of directors as the designated directors of PXP pursuant to the stockholder agreement.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

Richard C. Adkerson	64
Co-Chairman of our board from 1998 to present. Chief Executive Officer of the company and its predecessor from 1994 to 2004. President of the company from 1998 to 2004. Current President and Chief Executive Officer and a director of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company. Vice Chairman of Freeport-McMoRan Inc. from 1995 to 1997. Chairman, Chief Executive Officer & President of Stratus Properties Inc. from 1992 to 1998. Partner and Managing Director of Arthur Andersen & Co. from 1978 to 1989. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978. Holds B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School.
			1994

Mr. Adkerson is an experienced business leader making him highly qualified to co-lead our board. His experience as managing director of an international accounting firm, where he headed the firm’s worldwide oil and gas industry practice, and as a Professional Accounting Fellow with the SEC provide him with a knowledge of accounting and financial issues, particularly as they relate to the oil and gas industry. Mr. Adkerson’s management experience and oil and gas industry experience as well as his accounting background enable him to guide the company’s business strategy, particularly with respect to financial, accounting and administrative activities.

A. Peyton Bush, III	66
President and Chief Executive Officer of Hibernia Homestead Bancorp since 2008 and its subsidiary, Hibernia Homestead Bank since 2004. Financial consultant with Chaffe & Associates, New Orleans, Louisiana from 2003 until July 2004 and with School Street Capital Group, Boston, Massachusetts from 2000 to 2002. President, New Orleans Region, for Deposit Guaranty National Bank from 1997 to 1999. President, Chief Executive Officer and Director of Jefferson Guaranty Bancorp and Jefferson Guaranty Bank from 1988 to 1997. Senior Vice President, Executive Vice President, President and Chief Operating Officer of First National Bank of Commerce in New Orleans from 1974 to 1987. Current director of Hibernia Homestead Bancorp, Inc. Holds B.A. from Princeton University and M.B.A. from the University of Virginia.
			2010

Mr. Bush brings over 35 years of banking and investment experience to the board of directors having served in various senior management capacities, including as President and Chief Executive Officer, of several financial institutions and having served as a financial consultant. His business experience provides him with significant knowledge in dealing with financial, accounting and regulatory matters making him highly qualified to serve on our board of directors.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

William P. Carmichael	67
Retired. Chairman of the Board of Trustees of the Columbia Funds Series Trust, Columbia Funds Master Investment Trust, and Columbia Funds Variable Insurance Trust I since 1999 and of the Columbia Funds Series Trust II since 2006. Senior Managing Director and Co-Founder of The Succession Fund from 1998 to 2001. Senior Accountant of Price Waterhouse from 1968 to 1972. Various financial positions with global consumer product companies, including Senior Vice President of Sara Lee Corporation from 1991 to 1993, Senior Vice President of Beatrice Foods from 1984 to 1990, Chief Financial Officer of Beatrice Foods from 1987 to 1990, and Vice President of Esmark, Inc. from 1973 to 1984. Current director of Cobra Electronics Corporation, The Finish Line and Chairman of the Columbia Funds and Banc of America Funds Trust. Former director of Simmons Company and Spectrum Brands, Inc. Holds a B.S. in Accounting and Finance from Indiana University and a J.D. from the University of Virginia Law School.
			2010

Mr. Carmichael is an experienced financial leader with over 35 years of experience in corporate finance, accounting, and financial management. In addition, his service on boards of other public companies gives him a deep understanding of the role of the board. His business and board experiences make him a valuable member of our board of directors.

Robert A. Day	67	Chairman of the Board, Chief Executive Officer and founder of Trust Company of the West, an investment management company and one of the largest independent trust companies in the U.S. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Holds B. S. in Economics from Claremont McKenna College. Current director of FCX. Former director of Syntroleum Corp. and Société Générale.	1994

Mr. Day is an experienced financial leader with the skills necessary to serve on our board of directors and to lead our audit committee. With his background in economics and extensive experience in the financial services industry, Mr. Day is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to our board and provides insight into strategies and solutions to address an increasingly complex business environment.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

James C. Flores	51
Chairman of the Board and Chief Executive Officer of Plains Exploration & Production Company from December 2002 to present and President since March 2004 to present. Chairman of the Board of Plains Resources, Inc. (now Vulcan Energy Corporation) from May 2001 to June 2004 and current director of Vulcan Energy Corporation. Chief Executive Officer of Plains Resources, Inc. from May 2001 to December 2002. Co-founder, Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 to January 2001 of Ocean Energy, Inc., an oil and gas company. Holds B.S. in Petroleum Land Management and B.S. in Finance from Louisiana State University.
			2010

Mr. Flores is a seasoned oil and gas industry executive with over 25 years of experience in leading and managing oil and gas companies. As Chairman, Chief Executive Officer and President of Plains Exploration & Production Company, he brings invaluable oil and gas industry experience to our board of directors.

Gerald J. Ford	66
Chairman of the Board of Diamond-A Ford Corp. from 1994 to present. General Partner of Ford Financial Fund, L.P., a private equity firm, from January 2010 to present. Chairman of the Board of Pacific Capital Bancorp from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp. Inc. and its wholly owned subsidiary, California Federal Bank, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chief Executive Officer of First Acceptance Corporation from 1994 to 2002. Holds B.A. in Economics and J.D. from Southern Methodist University. Current director of FCX, First Acceptance Corporation, Hilltop Holdings Inc. and Scientific Games Corporation. Former director of Liberté Investors, Inc., Americredit Corp., and Affordable Residential Communities.
			1998

Mr. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions for over 30 years. His extensive banking industry experience and educational background in economics and law provide him with a wealth of knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our board of directors. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as the chair of our nominating and corporate governance committee and as a member of our audit committee.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

H. Devon Graham, Jr.	76	President of R. E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner, Arthur Andersen & Co. from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen & Co. from 1984 to 1986. Holds B. S. in Accounting from Mississippi State University. Current director of FCX.	1999

Mr. Graham has over 40 years of experience in public accounting, and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of our board of directors and each of our principal board committees. In addition, Mr. Graham brings invaluable management and administrative experience as President of an asset management company. His experience provides him with the necessary skills to lead our corporate personnel committee.

Suzanne T. Mestayer	58
Chief Executive Officer and Managing Member of ThirtyNorth Investments, LLC, a registered investment advisory firm, from 2010 to present. Managing Member of Advisean Partners, L.L.C., a private investment and business consultation company from 2008 to present. President -- New Orleans Market, Regions Bank (formerly AmSouth Bank) from 2000 to 2008. First NBC Bank from 1992 to 1998, serving as Executive Vice President -- Wealth Management and Senior Vice President -- Wealth Management. Director of Tax Practice -- Louisiana, Price Waterhouse from 1991 to 1992. Arthur Andersen & Co. from 1973 to 1991, serving as Partner -- Tax Division, from 1983 to 1991. Registered as an Investment Advisor Representative. Holds B.S. in Accounting from Louisiana State University.
			2007

Ms. Mestayer’s over 15 years of leadership in the banking industry, accounting background, and experience as a tax partner and tax director at international accounting firms qualifies her to serve as a director of the company and as a member of our audit committee. In addition, the extensive management experience she acquired in these positions makes her a valued member of our corporate personnel committee.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

James R. Moffett	72	Co-Chairman of our board from 1998 to present and President and Chief Executive Officer of the company from May 2010 to present. Chief Executive Officer of FCX from 1995 to 2003. Chairman and Chief Executive Officer of Freeport-McMoRan Inc. from 1984 to 1997. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society. Holds B.S. with special honors in Geology from The University of Texas at Austin and M.S. in Geology from Tulane University. Current Chairman of the Board of FCX.	1994

Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our business operations, making him uniquely qualified to co-lead our board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of a new company, Freeport-McMoRan Inc., which became one of the world’s leading natural resource companies of which he served as Chairman and Chief Executive Officer from 1984 to 1997 at which time it was acquired. Mr. Moffett has been actively engaged in petroleum geological activities for many years in the areas of the company’s operations and has directed exploration activities leading to the discovery of major natural resource deposits throughout his business career. We benefit from his direction of our exploration programs and his detailed knowledge and perspective regarding strategic and operational opportunities and challenges facing the company.

B. M. Rankin, Jr.	81	Private investor. Vice Chairman of our board from 2001 to present. Current Vice Chairman of the Board of FCX. Director and member of the executive committee of U.S. Oil and Gas Association, serving as chairman from 2008 to 2010. McCombs School of Business, The University of Texas at Austin Hall of Fame, 2006. Hunt Oil Company 1955 to 1967. Director of Texas Oil & Gas Association. Holds B.B.A. from The University of Texas at Austin.	1994

Mr. Rankin is one of the founders of the company and has more than 50 years of experience in the oil and gas industry. In 1969, along with Mr. Moffett and another associate, he founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. He has a comprehensive understanding of the company and its management, operations and financial requirements. With his significant industry and business experience, he continues to provide valuable insight to our board of directors.

			Year First
Name of Director		Principal Occupation, Business Experience, and	Elected a
Nominee	Age	Other Directorships	Director

John F. Wombwell	49	Executive Vice President, General Counsel and Secretary of Plains Exploration & Production Company from 2003 to present, and Executive Vice President, General Counsel and Secretary of Plains Resources, Inc. (now Vulcan Energy Corporation) from September 2003 to June 2004. Former corporate & securities partner at Andrews Kurth LLP. Former executive officer and general counsel of ExpressJet Holdings, Inc. and Integrated Electrical Services. Holds B.S. in Economics from The University of Kentucky and J.D. from The University of Texas at Austin.	2010

Mr. Wombwell’s significant experience in business and corporate and securities law makes him a valuable addition to our board of directors. He has a deep understanding of complex legal and business matters facing publicly traded companies and their boards of directors and experience in counseling publicly-traded companies with respect to these matters. Additionally, as Executive Vice President, General Counsel and Secretary of Plains Exploration & Production Company, he brings significant oil and gas industry experience to our board of directors.

Vote Required to Elect Director Nominees

Under our by-laws, in an uncontested election, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the eleven director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to our board whether to accept or reject the tendered resignation. Our board will act on the committee’s recommendation and publicly disclose its decision within 90 days after the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to our board whether to accept or reject them. Any vacancies on our board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED ABOVE.

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, the table below shows the amount of our common stock each of our directors and our chief executive officer, our chief financial officer and our executive officers other than our chief executive officer and chief financial officer (collectively, the named executive officers) beneficially owned as of the record date, April 19, 2011, and all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of Shares
		Subject to	Total Number of
	Number of Shares	Exercisable	Shares
	Not Subject to	Options and	Beneficially	Percent of
Name of Beneficial Owner	Options	Vesting of RSUs(1)	Owned(2)	Class(3)

Richard C. Adkerson(4)	404,829	2,475,000	2,879,829
A. Peyton Bush, III	1,000	1,875	2,875
William P. Carmichael	863	1,875	2,456
Robert A. Day(5)	1,072,285	28,875	1,101,160
James C. Flores(6)	564	—	564
Gerald J. Ford(7)	2,048,859	28,875	2,077,734
H. Devon Graham, Jr.	3,875	28,875	32,750
Glenn A. Kleinert(8)	335	376,875	377,201
Suzanne T. Mestayer	14,252	14,625	28,877
James R. Moffett(9)	4,905,404	3,950,000	8,855,404
C. Howard Murrish(10)	190,256	557,500	747,756
Nancy D. Parmelee	4,069	266,667	270,736
Kathleen L. Quirk	11,811	405,000	416,811
B. M. Rankin, Jr.(11)	587,337	16,000	603,337
John F. Wombwell(6)	—	—	—
Directors and executive officers as a group (14 persons)(12)	9,244,244	8,152,042	17,396,286

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options and the vesting of RSUs granted pursuant to our stock incentive plans.

(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above:

Name of Beneficial Owner	Number of RSUs

Richard C. Adkerson	—
A. Peyton Bush, III	1,875
William P. Carmichael	1,875
Robert A. Day	3,750
James C. Flores	1,250
Gerald J. Ford	3,750
H. Devon Graham, Jr.	3,750
Glenn A. Kleinert	—
Suzanne T. Mestayer	3,750
James R. Moffett	—
C. Howard Murrish	—
Nancy D. Parmelee	3,333
Kathleen L. Quirk	—
B. M. Rankin, Jr.	3,750
John F. Wombwell	1,250

For more information regarding the RSUs, see the sections titled “Director Compensation” and “Compensation Discussion and Analysis.”

(3)	Based on shares of our common stock outstanding as of April 19, 2011.

(4)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 261,879 shares of common stock held by Mr. Adkerson through a Grantor Retained Annuity Trust, (c) 73,072 shares of our common stock issuable upon conversion of 500 shares of our 8% convertible perpetual preferred stock and (d) 33,908 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. The economic value of 850,000 of the exercisable stock options has been transferred pursuant to a partition agreement.

(5)	Includes 114,100 shares held by Mr. Day’s spouse, as to which he disclaims beneficial ownership.

(6)	Messrs. Flores and Wombwell serve as executive officers of Plains Exploration & Production Company, which owns 51 million shares or 32.5% of our common stock.

(7)	Includes 146,145 shares of our common stock issuable upon conversion of 1,000 shares of our 8% convertible perpetual preferred stock held by a limited partnership with respect to which Mr. Ford, as a general partner, shares voting and investment power.

(8)	Mr. Kleinert retired as our President and Chief Executive Officer effective May 3, 2010, at which time Mr. Moffett assumed the duties of our President and Chief Executive Officer.

(9)	Includes (a) 4,904,544 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(10)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 4,367 shares held in our ECAP, (c) 412 shares held in his spouse’s IRA, (d) 32,395 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (e) 694 shares held by Mr. Murrish as a custodian for one of his sons, and (f) 450 shares held by Mr. Murrish as custodian for his grandson.

(11)	Includes 567,889 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(12)	Mr. Kleinert ceased to be an executive officer of the company effective May 3, 2010; thus, the shares held by Mr. Kleinert are not included in the total number of shares beneficially owned by the directors and executive officers of the company as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2010, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than 5% of our outstanding common stock other than Mr. Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2010, and all shares beneficially owned are held with sole voting and investment power.

		Shares Issuable
		upon Conversion	Total Number		Percent of
		of Convertible	of Shares		Outstanding
Name and Address of Beneficial Owner	Shares	Securities(1)	Beneficially Owned		Shares(2)

Freeport-McMoRan Copper & Gold Inc.	—	31,250,000	31,250,000	(3)	16.6%
Freeport-McMoRan Preferred LLC 333 N. Central Ave. Phoenix, AZ 85004
Plains Exploration & Production Company	51,000,000	—	51,000,000	(4)	32.4%
700 Milam, Suite 3100 Houston, TX 77002
Wells Fargo & Company	9,693,603	—	9,693,603	(5)	6.2%
420 Montgomery Street San Francisco, CA 94104

(1)	We have the following securities outstanding that are convertible into shares of our common stock: our 8% convertible perpetual preferred stock, our 5 1/4% convertible senior notes due 2011, our 4% convertible senior notes due 2017 and our 5.75% convertible perpetual preferred stock, Series 1 and Series 2.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 157,187,925 shares outstanding as of December 31, 2010, the number of shares of common stock issuable upon the conversion or exercise of convertible securities and options held by that beneficial owner. For purposes of calculating these percentages for each beneficial owner, we do not assume the conversion or exercise of any of the other beneficial owners’ convertible securities or options.

(3)	Based on a Schedule 13D filed with the SEC on January 7, 2011 jointly by Freeport-McMoRan Copper & Gold Inc. (FCX) and Freeport-McMoRan Preferred LLC, a wholly-owned subsidiary of FCX (FCX Preferred). Includes 31,250,000 shares of common stock issuable upon conversion of 500,000 shares of our 5.75% convertible perpetual preferred stock, Series 2.

(4)	Based on a Schedule 13D filed with the SEC on January 6, 2011 by Plains Exploration & Production Company.

(5)	Based on an amended Schedule 13G filed with the SEC on January 20, 2011 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries identified therein. The aggregate beneficial ownership reported by Wells Fargo & Company in the Schedule 13G is on a consolidated basis and includes any beneficial ownership separately reported by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both subsidiaries of Wells Fargo & Company. According to the Schedule 13G, Wells Fargo & Company has (a) sole voting power over 8,876,444 of the shares and shares voting power over 600 of the shares, and (b) sole investment power over 9,688,278 of the shares and shares investment power over 3,925 of the shares. Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are located at 525 Market Street, San Francisco, CA 94105.

Executive Officer Compensation

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to each person serving as our chief executive officer during 2010, our chief financial officer, and each of our three other executive officers (our named executive officers). For fiscal 2010, our named executive officers are:

•	James R. Moffett, our co-chairman of the board, president and chief executive officer;

•	Richard C. Adkerson, our co-chairman of the board;

•	Glenn A. Kleinert, our former president and chief executive officer;

•	Nancy D. Parmelee, our senior vice president, chief financial officer and secretary;

•	C. Howard Murrish, our executive vice president; and

•	Kathleen L. Quirk, our senior vice president and treasurer.

In this CD&A, we first provide an Executive Summary of our actions and highlights from 2010. We next explain the principles that guide our corporate personnel committee’s (the committee) executive compensation decisions and the process we follow when setting executive compensation. Finally, we discuss in detail each component of executive compensation, including the actual results yielded for each named executive officer in fiscal 2010. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see proposal no. 2), as it contains information that is relevant to your voting decision.

Executive Summary

We are an entrepreneurially managed company, and our executive compensation practices reflect this philosophy. Our business focus is on high risk, high reward exploration opportunities, which is mirrored in our executive compensation program that provides for high risk, high reward earning opportunities. We seek to closely align the interests of our named executive officers with the interests of our stockholders through the use of performance-based compensation that balances rewards for both short- and long-term results. The primary objectives of our compensation program are to attract and retain executives, to motivate them to implement our business strategies, and to reward those executives for successful performance. Our compensation program is designed to create an energetic environment in which the named executive officers are enthusiastic about and committed to our company and its objectives, and are working toward the successful long-term performance of the company. The compensation program for our named executive officers is bifurcated, being comprised solely of long-term incentive awards for three of our executives, and comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards for our other executives.

2010 Company Highlights

We are engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. Our exploration strategy is focused on targeting large structures on the “deep gas play” and on the “ultra-deep play.” As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for fiscal year 2010, we have one of the largest acreage positions in these areas, and our focused strategy enables us to make use of our geological, engineering and operational expertise in these areas. During 2010, despite the challenges facing the oil and gas industry, we experienced significant operational and strategic accomplishments, including the following:

•	Advanced industry leading ultra-deep exploration program on Gulf of Mexico shelf, including:

•	Major discovery at Davy Jones

•	Positive drilling results at Blackbeard East

•	Expanded acreage position through acquisition of 17 blocks at March 2010 lease sale

•	Advanced exploration and development activities amid challenging regulatory environment following the Deepwater Horizon explosion,

•	Successful completion of the acquisition of the shallow water Gulf of Mexico shelf assets of Plains Exploration & Production Company, which acquisition:

•	Increased our scale of operations on the Gulf of Mexico shelf

•	Consolidated our ownership in core focus areas

•	Expanded our participation in future production from our deep gas and ultra-deep exploration and development programs

•	Increased current reserves and production

•	Enhancement of our financial position and liquidity following successful completion of private placements of $900 million in convertible securities.

Compensation Philosophies and Processes

Our company is managed jointly by Mr. Moffett, who serves as our co-chairman of the board and chief executive officer, and Mr. Adkerson, who serve as co-chairmen of the board. Messrs. Moffett and Adkerson develop the company’s business strategy, but each concentrates on a different aspect of our operations and development. Mr. Moffett directs the company’s exploration and development activities, and since Mr. Kleinert’s retirement in May 2010, when Mr. Moffett assumed the role of president and chief executive officer, he has also been responsible for ensuring that the business strategy is appropriately executed by the management team. Mr. Adkerson primarily focuses on financial strategy and planning and on administrative activities.

Setting Compensation Levels

Levels reflect company performance and position — The committee does not apply “hard metrics” to its decisions regarding executive compensation. The committee’s decisions regarding salary levels, bonus awards, and equity grant amounts (made in the form of stock options) for 2010 reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of our executives’ contribution to the company’s overall success.

Focus on reduction of cash outlay — The structure of our executive compensation program also supports our company’s view that compensation for our most senior executives should be closely tied to the creation of stockholder value and that such compensation should be designed to minimize cash requirements, a consideration that has become even more critical in light of recent market conditions. In connection with our efforts to reduce overhead cash requirements, Messrs. Moffett and Adkerson, since 2002, and Ms. Quirk, since 2007, have agreed to forego all cash compensation in exchange for special annual stock option grants, as discussed under “Stock Options.” We recognize that our business focus is high risk, high reward exploration opportunities, and we do not believe this practice of providing solely equity-based compensation to a limited group of executives promotes risk-taking by these executives beyond what we believe is appropriate in terms of our business model. These executives, primarily Messrs. Moffett and Adkerson, have significant stock holdings and have shown their longstanding commitment to increase their holdings. In addition, each of these executives has other sources of income. With respect to our other named executive officers, the committee believes that our balance of annual and long-term compensation elements, and our use of stock options as a long-term performance vehicle, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Evaluation of stock option gains — The committee does not factor into its executive compensation decisions the gains received by our executive officers in connection with the exercise of stock options. The value of stock options upon exercise is directly related to the appreciation in value of our common stock, which in turn we believe is directly affected by the efforts of our executive officers in managing our company. Many of the stock options received by Messrs. Moffett and Adkerson and Ms. Quirk were received in lieu of cash compensation. Because each undertakes a certain degree of risk and uncertainty in accepting a variable, performance-dependent award instead of cash, we believe it would be inappropriate to have the value of those awards upon exercise affect future compensation decisions. Further, a key purpose served by granting stock options to executives is to provide an incentive for them to manage the company in a way that focuses on increasing stockholder value over time. Accordingly, the committee has not taken realized gains on option exercises into account when making decisions regarding future compensation.

Evaluation of Peers and Process

The design of our 2010 compensation program remains a product of a comprehensive analysis performed in 2004. Until recently, the committee has not formally evaluated peer companies or referred to benchmarks in order to set executive compensation levels or structures. We believe we are aware of and understand the compensation practices of our industry and the companies we compete with for talent, and have maintained an executive compensation program providing consistent levels and forms of compensation from year to year targeted to maintain and attract a talented executive team. Further, we believe our program supports our core compensation goals by linking a majority of executive compensation to company performance, both long-term and short-term, and provides a level of total compensation to each of our named executive officers that continues to be reasonable and appropriate. The committee consults with our co-chairmen of the board when reviewing the performance of and determining compensation for our executive officers other than our co-chairmen themselves.

In March 2010, the committee engaged the services of Cogent Compensation Partners to provide executive compensation consulting services during 2010 and beyond. Pursuant to the terms of the engagement, Cogent will not provide services to the company’s management without the committee’s prior approval. In December 2010, Cogent commenced a competitive review of our executive compensation practices and reported its results to the committee in February 2011. Cogent compared our executive compensation levels with those of the following ten peer companies: Noble Energy, Inc., Newfield Exploration Company, Plains Exploration & Production Company, Stone Energy Corporation, W&T Offshore, Inc., Energy XXI Ltd., ATP Oil & Gas Corporation, Venoco, Inc., Energy Partners, Ltd., and Contango Oil & Gas Company. The committee used this report to evaluate whether our compensation levels were within industry norms. Based on its review, Cogent reported that the company’s total executive pay levels are within the market range (with total direct compensation below the market median and long-term incentives near the median), and are consistent with the levels found in other entrepreneurial companies.

Components of Executive Compensation

The company employs one of its named executive officers, Mr. Murrish. The other named executive officers, Messrs. Moffett and Adkerson and Mses. Parmelee and Quirk, provide services to the company through a services agreement between FM Services Company and the company, as discussed below in “Certain Transactions.” Executive officer compensation for 2010 for Messrs. Moffett and Adkerson and Ms. Quirk consisted solely of awards of stock options, and for Mr. Murrish and Ms. Parmelee included base salaries, annual incentive awards, and stock options. We also provide Mr. Murrish and Ms. Parmelee certain post-employment benefits and to a limited degree, certain perquisites described below, and they participate in benefit programs generally available to our employees, such as our ECAP and health insurance plan.

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to successfully manage our business. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical compensation. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson and Ms. Quirk did not receive salaries in 2010, receiving instead the special stock option grants discussed in “Stock Options” below. With respect to our other named executive officers, our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, we did not increase base salaries for 2010, with Mr. Murrish’s base salary remaining unchanged since 2005, and Ms. Parmelee’s remaining unchanged since 2007.

Annual Incentive Awards

Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating and financial performance. Executive officers and certain managers of the company participate in our performance incentive awards program. Under the program, the annual award is established following the end of the fiscal year based on the participant’s level of responsibility after reviewing our operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, the committee makes a subjective determination after considering company performance as measured by operational and financial accomplishments and overall market conditions. With respect to Mr. Murrish and Ms. Parmelee, the committee also considers the recommendations of the co-chairmen of the board.

Of our named executive officers, only Mr. Murrish and Ms. Parmelee, received an annual incentive award for 2010 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson and Ms. Quirk agreed to forego all cash compensation during 2010, including annual incentive awards, instead receiving special grants of stock options. For 2010, the committee reviewed our operational and strategic accomplishments during 2010, as noted above under “2010 Company Highlights,” and determined that the company’s performance supported cash incentive awards to our executive officers commensurate with the awards granted for 2009, except that Ms. Parmelee received an additional $50,000 in recognition of expanded administrative responsibilities she undertook following Mr. Kleinert’s retirement.

Stock Options

We grant long-term incentives in the form of stock options to the company’s executive officers. Stock options are a variable component of compensation intended to provide a significant potential value that reinforces the importance of creating value for our stockholders. The committee believes that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase in our share price and aligns the executives’ interests with those of our stockholders. In 2010, and most recently in February 2011, we made annual stock option grants to all of our executive officers. Stock option grant levels have been historically based upon the position and level of responsibility of the individual, and have remained at relatively consistent levels for our named executive officers in recent years. These annual grants vest ratably on the first four anniversaries of the grant date, have a term of ten years and an exercise price equal to the fair market value of our common stock on the grant date. All of our outstanding stock option grants vest fully upon a change in control of the company. We have a longstanding commitment to not reprice stock options.

In addition, we also made special grants of stock options to the co-chairmen and Ms. Quirk in lieu of their 2010 cash compensation as discussed below.

Grants in lieu of Salary to Co-Chairmen of the Board and Ms. Quirk.  Annually since 2002 for Messrs. Moffett and Adkerson and since 2007 for Ms. Quirk, each has agreed to receive a special grant of stock options in lieu of cash compensation. On February 1, 2010, the committee granted 250,000 options to Mr. Moffett, 150,000 options to Mr. Adkerson, and 45,000 options to Ms. Quirk, each option being fully exercisable, having a term of ten years and an exercise price of $15.73, the fair market value on the grant date. None of these executives received a base salary in 2010 or an annual incentive award from the company for 2010.

Messrs. Moffett and Adkerson and Ms. Quirk also agreed to forego all cash compensation during 2011 in exchange for special stock option grants. Accordingly, on February 7, 2011, the committee granted 300,000 options to Mr. Moffett, 100,000 options to Mr. Adkerson, and 45,000 options to Ms. Quirk, each option being fully exercisable, having a term of ten years and having an exercise price of $17.25, the fair market value on the grant date. Although the number of options granted to each of these executives in connection with their agreements to forego cash compensation has been relatively consistent over the last few years, the committee increased Mr. Moffett’s 2011 award by 50,000 options and similarly decreased Mr. Adkerson’s award to reflect Mr. Moffett’s increased responsibilities as president and chief executive officer. The committee continues to believe that granting a relatively consistent number of options year to year is appropriate for our program, and recognizes that this will result in fluctuations in the grant date fair value of the awards each year as a result of changes in our stock price.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2010, we provide post-employment benefits to Mr. Murrish and Ms. Parmelee through an ECAP which is available to all qualified employees, and a severance plan generally available to all company employees. We provide additional post-employment benefits to these executives through a nonqualified defined contribution plan, as well as a separate supplemental retirement benefit for Ms. Parmelee. These programs are described below and in detail under the heading “Retirement Benefit Programs.”

Nonqualified Defined Contribution Plan and Discontinued Defined Benefit Program.  Our nonqualified defined contribution plan has been in place since 1998, providing those employees considered “highly compensated” under applicable IRS rules, including our executive officers, the ability to elect to defer up to 20% of their base salary in excess of the qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP (the qualified plan) limited to 5% of the participant’s base salary. We do not take into account bonuses or income associated with option exercises or the vesting of RSUs when determining the company’s matching contributions. The matching contribution noted above is the same as the matching contribution in the ECAP, which provides that participants will receive a company contribution equal to 100% of the participant’s deferrals to the ECAP subject to the qualified plan limits. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution in the ECAP that is subject to the qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under this plan, we decided that we prospectively would make an additional company contribution to our ECAP participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000 (including Messrs. Kleinert and Murrish and Ms. Parmelee) would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Retirement Benefit — Ms. Parmelee.  We have agreed to pay Ms. Parmelee a supplemental nonqualified benefit upon her retirement. This unfunded arrangement will provide a traditional defined benefit based upon accruals on excess compensation through 2000 when the traditional nonqualified defined benefit was frozen. This supplemental retirement benefit is intended to restore the value of her nonqualified benefits that were modified during the four-year period preceding 2000 when we restructured our defined benefit program. The benefit under this arrangement is described under “Retirement Benefit Programs” below.

Perquisites and Other Personal Benefits

We also provide limited perquisites to Mr. Murrish and Ms. Parmelee, namely through our Executive Services Program. Effective January 1, 2009, we amended this program to eliminate reimbursements for club memberships and all tax gross-ups on perquisites for our executive officers. As revised, this program continues to provide reimbursement to our executive officers and other senior managers for personal financial and tax advice, certain long-term care insurance premiums and certain security services. We continue to believe that the reimbursement for financial and tax advice historically offered under this program remain appropriate, in that they provide our executives with increased efficiencies in handling personal matters and promote their focus on company business. As reflected in the “Summary Compensation Table” below, to the extent either of these executives participate in this program, the benefits received are minimal compared to each executive’s total compensation.

We also maintain a charitable matching contribution program, pursuant to which we will match charitable contributions made by our employees, including our executive officers, up to certain limits. The program is designed to encourage all employees to contribute to hospitals, community, education and cultural institutions, and social service and environmental organizations.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the Code) limits a public company’s annual tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The committee believes that the stock options qualify for the exclusion from the deduction limitation under Section 162(m). The committee believes that the remaining components of individual executive compensation for 2010 that do not qualify for an exclusion from Section 162(m) should not exceed $1 million and therefore will qualify for deductibility.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee as of April   , 2011:

H. Devon Graham, Jr., Chairman            Suzanne T. Mestayer

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers. See “Compensation Discussion and Analysis” for a more detailed discussion of executive compensation program.

2010 Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
				Stock		Deferred
				Awards	Option	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus	(2)	Awards(3)	Earnings(4)	Compensation(5)	Total

James R. Moffett	2010	$—	$—	$—	$4,688,000	$—	$—	$4,688,000
Co-Chairman of the	2009	—	—	—	1,800,000	—	1,500	1,801,500
Board, President and	2008	—	—	—	11,366,500	—	7,500	11,374,000
Chief Executive Officer
Richard C. Adkerson	2010	—	—	—	3,118,500	—	—	3,118,500
Co-Chairman of the Board	2009	—	—	—	1,198,500	—	1,500	1,200,000
	2008	—	—	—	7,572,000	—	7,500	7,579,500
Nancy D. Parmelee	2010	204,000	300,000	59,700	560,450	—	67,310	1,191,460
Senior Vice President,	2009	204,000	250,000	—	217,250	—	59,739	730,989
Chief Financial Officer	2008	204,000	200,000	—	1,378,850	18,548	87,565	1,888,963
and Secretary
C. Howard Murrish	2010	300,000	500,000	—	764,250	—	99,080	1,663,330
Executive Vice President	2009	300,000	500,000	—	296,250	—	86,783	1,183,033
	2008	300,000	400,000	—	1,880,250	28,961	105,222	2,714,433
Kathleen L. Quirk	2010	—	—	—	782,700	—	—	782,700
Senior Vice President and	2009	—	—	—	300,300	—	—	300,300
Treasurer	2008	—	—	—	1,895,550	—	—	1,521,274
Glenn A. Kleinert	2010	135,417	—	—	764,250	—	56,954	956,621
Former President and Chief	2009	325,000	500,000	—	296,250	—	81,347	1,202,597
Executive Officer(6)	2008	325,000	400,000	—	1,880,250	8,813	147,995	2,762,058

(1)	Messrs. Moffett and Adkerson agreed to forego all cash compensation from the company since 2002 and Ms. Quirk agreed to forego all cash compensation from the company since 2007, including during each of the three years ended December 31, 2010, 2009 and 2008. In lieu of cash compensation in each of 2010, 2009 and 2008, the company granted to Messrs. Moffett and Adkerson and Ms. Quirk 250,000 options, 150,000 options and 45,000 options, respectively. For more information see “Compensation Discussion and Analysis,” “Grants of Plan-Based Awards in Fiscal Year 2010” and “Outstanding Equity Awards at December 31, 2010.”

Messrs. Moffett and Adkerson and Ms. Parmelee and Quirk also provide services to and receive compensation from Freeport-McMoRan Copper & Gold Inc. (FCX). Ms. Parmelee’s compensation is paid through an allocation arrangement under a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which 80% of Ms. Parmelee’s salary is allocated to us and 20% of Ms. Parmelee’s salary is allocated to FCX. Accordingly, the amounts reflected in the “Summary Compensation Table” represent only the portion allocated to us, unless otherwise stated.

(2)	RSU awards are valued on the date of grant at the closing sale price per share of our common stock.

(3)	The amounts reported in the “Option Awards” Column reflect the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2008 through 2010, refer to Note 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2010. Our committee views options granted in a given as part of the prior year’s compensation. For more information regarding options granted to the named executive officers in 2011 relating to 2010 compensation, see “Compensation Discussion and Analysis.”

(4)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2008 reflect, for each named executive officer as applicable, the sum of (a) preferential nonqualified deferred compensation earnings and (b) changes in the actuarial present value of accumulated pension benefits as reflected in the table below. See the section titled “Retirement Benefits” for more information. For 2009 and 2010, there were no preferential nonqualified deferred compensation earnings or changes in the actuarial present value of accumulated pension benefits.

		Preferential
		Nonqualified	Change in Actuarial
		Deferred	Present Value of
		Compensation	Accumulated
Name	Year	Earnings	Pension Benefits	Total

Nancy D. Parmelee	2010	—	—	—
	2009	—	—	—
	2008	8,302	10,246	18,548

C. Howard Murrish	2010	—	—	—
	2009	—	—	—
	2008	11,028	17,933	28,961

Glenn A. Kleinert	2010	$—	$—	$—
	2009	—	—	—
	2008	8,813	—	8,813

(5)	The amounts reported in the “All Other Compensation” column for 2010 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including amounts contributed by the company to defined contribution plans and the dollar value of life insurance premiums paid by the company. For Messrs. Moffett and Adkerson, the amounts reported for 2008 and 2009 include only director meeting fees. Effective May 1, 2009, we revised our director compensation practices to discontinue the practice of paying board attendance fees to management members of our board of directors. Ms. Quirk had no amounts to report. For Messrs. Kleinert and Murrish and Ms. Parmelee, the amounts reported include (a) matching gifts under the matching gifts program, (b) personal financial and tax advice under the company’s program, (c) personal use of company security services, (d) our premium payments for personal excess liability insurance, (e) our contributions to defined contribution plans and (f) our premium payments for universal life insurance as reflected in the table below:

	Perquisites and Other Personal Benefits				Additional All Other Compensation
				Personal
				Excess
		Financial		Liability		Life
	Matching	and Tax		Insurance	Plan	Insurance
Name	Gifts	Advice	Security	Premiums	Contributions	Premiums
Ms. Parmelee	7,360	4,800	—	651	52,600	1,899
Mr. Murrish	7,900	10,000	1,200	1,575	70,000	8,405
Mr. Kleinert	7,500	600	—	1,575	46,250	1,029

(6)	Mr. Kleinert retired as our President and Chief Executive Officer effective May 3, 2010, at which time Mr. Moffett assumed the duties of our President and Chief Executive Officer.

Grants of Plan-Based Awards in Fiscal Year 2010

				All Other
			All Other	Option
			Stock	Awards:		Grant Date
			Awards:	Number of	Exercise or	Fair Value
			Number of	Securities	Base Price	of Stock
	Award	Grant	Shares of	Underlying	of Option	and Option
Name	Type	Date	Stock Units	Options(1)	Awards(2)	Awards

James R. Moffett	Options	2/1/10	—	250,000 (3)	$15.73	$2,650,000
	Options	2/1/10	—	200,000	15.73	2,038,000
Richard C. Adkerson	Options	2/1/10	—	150,000 (3)	15.73	1,590,000
	Options	2/1/10	—	150,000	15.73	1,528,500
Nancy D. Parmelee	Options	2/1/10	—	55,000	15.73	560,450
	RSUs	5/1/10	5,000 (4)	—	—	59,700
C. Howard Murrish	Options	2/1/10	—	75,000	15.73	764,250
Kathleen L. Quirk	Options	2/1/10	—	45,000 (3)	15.73	477,000
	Options	2/1/10	—	30,000	15.73	305,700
Glenn A. Kleinert	Options	2/1/10	—	75,000	15.73	764,250

(1)	Unless otherwise noted, the stock options become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options are immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date.

(3)	These special stock option grants were granted to these executives in exchange for their agreement to forego all cash compensation during 2010. These stock options became exercisable immediately upon grant and have a term of ten years.

(4)	The RSUs held by Ms. Parmelee will vest and be paid out in shares of our common stock over a three year period as follows: 1,667 RSUs on May 1, 2011, 1,666 RSUs on May 1, 2012 and 1,667 RSUs on May 1, 2013.

Outstanding Equity Awards at December 31, 2010

		Option Awards(1)				Stock Awards(2)
						Equity Incentive	Equity Incentive
						Plan Awards:	Plan Awards:
						Number of	Market or Payout
		Number of	Number of			Unearned	Value of
		Securities	Securities			Shares, Units or	Unearned Shares,
		Underlying	Underlying	Option	Option	Other Rights	Units or Other
	Grant	Unexercised Options	Unexercised Options	Exercise	Expiration	That Have Not	Rights That Have
Name	Date	Exercisable(3)	Unexercisable	Price(4)	Date	Vested	Not Vested(5)

James R. Moffett	01/29/01	125,000	—	$16.275	01/29/11	—	$—
	01/28/02	125,000	—	6.170	01/28/12	—	—
	01/28/02	375,000	—	14.000	01/28/12	—	—
	02/03/03	325,000	—	7.515	02/03/13	—	—
	02/02/04	325,000	—	16.775	02/02/14	—	—
	01/31/05	500,000	—	16.645	01/31/15	—	—
	01/30/06	500,000	—	19.850	01/30/16	—	—
	01/29/07	400,000	50,000	12.230	01/29/17	—	—
	01/28/08	350,000	100,000	15.040	01/28/18	—	—
	02/02/09	300,000	150,000	6.440	02/02/19	—	—
	02/01/10	250,000	200,000	15.730	02/01/20	—	—

		Option Awards(1)				Stock Awards(2)
						Equity Incentive	Equity Incentive
						Plan Awards:	Plan Awards:
						Number of	Market or Payout
		Number of	Number of			Unearned	Value of
		Securities	Securities			Shares, Units or	Unearned Shares,
		Underlying	Underlying	Option	Option	Other Rights	Units or Other
	Grant	Unexercised Options	Unexercised Options	Exercise	Expiration	That Have Not	Rights That Have
Name	Date	Exercisable(3)	Unexercisable	Price(4)	Date	Vested	Not Vested(5)

Richard C. Adkerson	01/28/02	100,000	—	6.170	01/28/12	—	—
	01/28/02	200,000	—	14.000	01/28/12	—	—
	02/03/03	200,000	—	7.515	02/03/13	—	—
	02/02/04	200,000	—	16.775	02/02/14	—	—
	01/31/05	350,000	—	16.645	01/31/15	—	—
	01/30/06	350,000	—	19.850	01/30/16	—	—
	01/29/07	262,500	37,500	12.230	01/29/17	—	—
	01/28/08	225,000	75,000	15.040	01/28/18	—	—
	02/02/09	187,500	112,500	6.440	02/02/19	—	—
	02/01/10	150,000	150,000	15.730	02/01/20	—	—
Nancy D. Parmelee	01/29/01	20,000	—	16.275	01/29/11	—	—
	01/28/02	25,000	—	6.170	01/28/12	—	—
	02/03/03	17,500	—	7.515	02/03/13	—	—
	02/02/04	35,000	—	16.775	02/02/14	—	—
	01/31/05	35,000	—	16.645	01/31/15	—	—
	01/30/06	35,000	—	19.850	01/30/16	—	—
	01/29/07	26,250	8,750	12.230	01/29/17	—	—
	01/28/08	27,500	27,500	15.040	01/28/18	—	—
	02/02/09	13,750	41,250	6.440	02/02/19	—	—
	02/01/10	—	55,000	15.730	02/01/20	—	—
	05/01/10	—	—	—	—	5,000	85,700
C. Howard Murrish	01/29/01	75,000	—	16.275	01/29/11	—	—
	01/28/02	75,000	—	6.170	01/28/12	—	—
	02/03/03	70,000	—	7.515	02/03/13	—	—
	02/02/04	75,000	—	16.775	02/02/14	—	—
	01/31/05	75,000	—	16.645	01/31/15	—	—
	01/30/06	75,000	—	19.850	01/30/16	—	—
	01/29/07	56,250	18,750	12.230	01/29/17	—	—
	01/28/08	37,500	37,500	15.040	01/28/18	—	—
	02/02/09	18,750	56,250	6.440	02/02/19	—	—
	02/01/10	—	75,000	15.730	02/01/20	—	—
Kathleen L. Quirk	01/29/01	15,000	—	16.275	01/29/11	—	—
	01/28/02	15,000	—	6.170	01/28/12	—	—
	02/03/03	10,000	—	7.515	02/03/13	—	—
	02/02/04	25,000	—	16.775	02/02/14	—	—
	01/31/05	25,000	—	16.645	01/31/15	—	—
	01/30/06	30,000	—	19.850	01/30/16	—	—
	01/29/07	67,500	7,500	12.230	01/29/17	—	—
	01/28/08	60,000	15,000	15.040	01/28/18	—	—
	02/02/09	52,500	22,500	6.440	02/02/19	—	—
	02/01/10	45,000	30,000	15.730	02/01/20	—	—
Glenn A. Kleinert	02/02/04	75,000	—	16.775	02/02/14	—	—
	01/31/05	58,125	—	16.645	01/31/15	—	—
	01/30/06	75,000	—	19.850	01/30/16	—	—
	01/29/07	56,250	—	12.230	01/29/17	—	—
	01/28/08	56,250	—	15.040	01/28/18	—	—
	02/02/09	37,500	—	6.440	02/02/19	—	—
	02/01/10	18,750	—	15.730	02/01/20	—	—

(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The RSUs held by Ms. Parmelee will vest and be paid out in shares of our common stock over a three year period as follows: 1,667 RSUs on May 1, 2011, 1,666 RSUs on May 1, 2012 and 1,667 RSUs on May 1, 2013.

(3)	Messrs. Moffett and Adkerson and Ms. Quirk have agreed to forego all cash compensation from the company. In lieu of cash compensation each year, the company granted to these executives options that are immediately exercisable upon grant and have a term of ten years. These option grants are included in the table and are summarized as follows:

Grant Date	Mr. Moffett	Mr. Adkerson	Ms. Quirk

01/28/02	375,000	200,000	—
02/03/03	200,000	100,000	—
02/02/04	200,000	100,000	—
01/31/05	300,000	200,000	—
01/30/06	300,000	200,000	—
01/29/07	250,000	150,000	45,000
01/28/08	250,000	150,000	45,000
02/02/09	250,000	150,000	45,000
02/01/10	250,000	150,000	45,000

(4)	Effective January 29, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in January 2017 and thereafter was determined by reference to the closing price of our common stock on the grant date. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(5)	The market value of the unvested RSUs reflected in this table was based on the $17.14 closing market price per share of our common stock on December 31, 2010.

Option Exercises During 2010

Number of Shares Acquired
Name	in Exercise	Value Realized on Exercise(1)

James R. Moffett	—	—
Richard C. Adkerson	100,000	$132,500
Nancy D. Parmelee	—	—
C. Howard Murrish	—	—
Kathleen L. Quirk	—	—
Glenn A. Kleinert	—	—

(1)	The value realized on exercise is based on the difference between the closing sale price on the date of exercise and the exercise price of each option. Of the 100,000 options that were exercised on November 19, 2010, Mr. Adkerson transferred one-half of the economic value of the net shares acquired following the payment of the exercise price and resulting taxes pursuant to a partition agreement . The remaining 2,221 shares of common stock were retained by Mr. Adkerson.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.  We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. Under the plan, certain highly compensated employees may elect to make contributions of up to 20% of their base salary. A participant may defer under this plan when his or her ECAP contributions have ceased due to application of the Internal Revenue Code compensation or contribution limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to a minimum of 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Kleinert and Murrish and Ms. Parmelee) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable following separation from service or, if timely elected by the participant, on January 1 of the year following retirement; however, if a participant is a specified employee, as defined under Internal Revenue Code Section 409A, payment is not made earlier than the first business day that is six months after the participant’s separation from service or, if earlier, the date of death of the participant. The table below sets forth the unfunded balances under our nonqualified defined contribution plan as of December 31, 2010 for each named executive officer listed below. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.

2010 Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance at
Name	Last Fiscal Year	Last Fiscal Year(1)	in Last Fiscal Year(2)	Distributions	Last Fiscal Year End(3)

Nancy D. Parmelee	$—	$33,250	$35,508	$—	$1,130,160
C. Howard Murrish	—	37,500	28,212	—	906,929
Glenn A. Kleinert	—	18,917	17,246	—	547,298

(1)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2010 in the “Summary Compensation Table,” although the “plan contributions” reflected in footnote 4 to that table also include contributions to the company’s ECAP or ECAP.

(2)	The assets in the plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2010, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential.

(3)	The following amounts reflected in this column for each named executive officer were included in the 2009 “Total” compensation for each named executive officer in the “Summary Compensation Table.” Mr. Kleinert — $42,775, Ms. Parmelee — $25,750 and Mr. Murrish — $37,000. The following amounts reflected in this column for each named executive officer were included in the 2008 “Total” compensation for each named executive officer in the “Summary Compensation Table.” Mr. Kleinert — $52,063, Ms. Parmelee — $47,366 and Mr. Murrish — $55,128.

Supplemental Retirement Benefit — Ms. Parmelee.  We have agreed to pay Ms. Parmelee upon her retirement a supplemental nonqualified benefit. This benefit will be paid out as a joint-and-50%-survivor annuity. If Ms. Parmelee had retired effective December 31, 2010, this benefit would have been $2,243 per month (which represents the 80% portion of the benefit allocated to us).

Potential Payments upon Termination or Change of Control

In addition to the retirement benefits programs discussed above, and the benefits under the company’s ECAP and severance plans, which are available to all eligible employees, the only other post-employment benefit we provide to our executives is accelerated vesting of stock options upon certain terminations of employment and upon a change of control. This benefit is a term of the stock option grant, and applies to all stock option recipients, not just our executives.

Acceleration upon Change of Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change of control, except for accelerated vesting of stock options issued under our stock incentive plans. Pursuant to the terms of the stock options agreements, all outstanding stock options will fully vest upon a change of control, even if the executive remains employed.

Acceleration upon Death, Disability or Retirement.  Pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination shall vest.

The following table shows the value of stock options, and with respect to Ms. Parmelee, RSUs, that would have vested for our named executive officers as a result of a change of control or termination of employment as described above, assuming a December 31, 2010 termination date, and using the closing price of our common stock of $17.14 (as reported on the New York Stock Exchange on December 31, 2010).

		Options —
	Options —	Unvested and		RSUs —
	Unvested and	Accelerated Upon	RSUs —	Unvested and
	Accelerated in	Retirement,	Unvested and	Accelerated Upon
	Change of Control	Death or	Accelerated in	Retirement, Death
Name	(1)	Disability (1)	Change of Control	or Disability

James R. Moffett	$2,342,500	$956,000	N/A	N/A
Richard C. Adkerson	$1,756,875	$717,000	N/A	N/A
C. Howard Murrish	$878,438	$358,500	N/A	N/A
Nancy D. Parmelee	$619,638	$238,350	$85,700	$28,572
Kathleen L. Quirk	$351,375	$143,400	N/A	N/A

(1)	The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2010 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. The value of the accelerated RSUs is determined by multiplying the December 31, 2010 closing price of our common stock by the number of unvested and accelerated RSUs.

Glenn A. Kleinert retired as our President and Chief Executive Officer effective May 3, 2010, at which time Mr. Moffett assumed the duties of our President and Chief Executive Officer. Pursuant to the terms of the company’s stock options agreements, 75,000 of Mr. Kleinert’s options received an accelerated vesting date of May 3, 2010. The accelerated options that were in the money on his retirement date had a retirement date value of $99,375. Additionally, upon his retirement, Mr. Kleinert forfeited 112,500 options.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and the compensation tables and narrative discussion following the compensation tables. Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of McMoRan Exploration Co. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the

Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement — our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program.

Although this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board and our corporate personnel committee values the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our board is recommending that we hold an advisory vote on the compensation of our named executive officers every year. In formulating its recommendation, our board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. Our board believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Our board and the corporate personnel committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, our board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency that has been selected by our stockholders.

Vote Required to Approve, on an Advisory Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors. Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

Audit Committee Report

The audit committee is currently comprised of four directors, all of whom are independent, as defined by SEC rules and in the NYSE listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system and the integrity of the financial statements, (3) the performance and qualifications of the company’s independent registered public accounting firm and internal auditors and (4) the independence of the company’s independent registered public accounting firm.

We review the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2010, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditor and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2010, both of which reports are included in the company’s annual report on Form 10-K for the year ended December 31, 2010.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2010, in accordance with our charter, we appointed Ernst & Young LLP (Ernst & Young) as the company’s independent registered public accounting firm for 2010. We have reviewed and discussed the company’s audited financial statements for the year 2010 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.

In addition, we discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls they considered necessary to support their opinion on the financial statements for the year 2010, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2010.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In February 2010, in accordance with our charter, we appointed Deloitte & Touche LLP (Deloitte & Touche) as the company’s internal auditor for 2010. We have discussed with Deloitte & Touche the scope of its audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting and other areas, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April , 2011
Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.	Suzanne T. Mestayer

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2010	2009

Audit Fees	$1,004,825	$945,645
Audit-Related Fees(1)	65,000	65,100
Tax Fees	—	—
All Other Fees	—	—

(1)	In 2010 and 2009, relates to services rendered in connection with review of quarterly earnings press releases and management reports to our board of directors.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the audit committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the audit committee on the scope and anticipated cost of (a) any service pre-approved by the Chairperson since the last meeting of the committee and (b) the projected fees for each service or group of services being provided by the independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2010 none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 4: Ratification of the Independent Registered Public Accounting Firm

In February 2011, our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2011. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young as the independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2011. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of the Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

FM Services Company

We are parties to a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which FM Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. FM Services Company also provides these services to FCX. In 2010, we incurred approximately $7.7 million of costs under the services agreement, and we expect our costs under the services agreement to approximate $7.5 million in 2011.

Several of our directors and executive officers also serve as directors or officers of FCX. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of our company, also serve as directors of FCX. Messrs. Moffett and Adkerson and Ms. Quirk, each of whom is an executive officer of our company, also serve as executive officers of FCX. In addition, Ms. Parmelee, an executive officer of our company, also serves as an officer of FCX. As of December 31, 2010, the overlapping board members and executive officers beneficially owned approximately 16.2 million shares or 10% of our common stock. For information regarding the compensation paid to or earned by Messrs. Moffett and Adkerson and Ms. Quirk for services rendered to FCX, see the “Executive Compensation Tables” section of FCX’s proxy statement filed with the SEC.

FCX and PXP Transactions

On December 30, 2010, we issued 500,000 shares of our 5.75% Convertible Perpetual Preferred Stock, Series 2 (convertible perpetual preferred stock) to Freeport-McMoRan Preferred LLC (Freeport Preferred), a Delaware limited liability company and wholly-owned subsidiary of FCX. The issuance of these 500,000 shares of the convertible perpetual preferred stock and the shares of our common stock issuable upon conversion of such shares to Freeport Preferred was approved by our stockholders at our special stockholder meeting held on December 30, 2010. The issuance did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended (Securities Act).

In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, we entered into a stockholder agreement with FCX and FCX Preferred (FCX Stockholder Agreement), pursuant to which, among other things, FCX will have the right to nominate individuals to serve on our board of directors (FCX Designated Directors). For as long as FCX and its affiliates beneficially own (1) not less than 75% of the percentage of our common stock on a fully diluted basis owned at closing by FCX and its affiliates, FCX will have the right to designate two members of our board of directors; and (2) between 25% and 75% of the percentage of our outstanding shares of common stock on a fully diluted basis owned at closing by FCX and its affiliates, FCX will have the right to designate one member of our board of directors; provided, however, that FCX’s designation rights will be suspended during such time as at least two members of our board of directors are also members of FCX’s board of directors. FCX will have no designation rights while FCX and its affiliates beneficially own less than 25% of the percentage of our outstanding shares of common stock on a fully diluted basis owned at closing by FCX and its affiliates.

FCX and its controlled affiliates, including FCX Preferred, have agreed to a 120-day lock-up period expiring on April 29, 2011 during which FCX and its controlled affiliates will not (1) loan, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise transfer or dispose of the convertible perpetual preferred stock or shares of our common stock issuable upon conversion of the convertible perpetual preferred stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or the convertible perpetual preferred stock; provided, however, that FCX may make transfers to its wholly owned affiliates. In addition, the Stockholder Agreement provides that, prior to the first anniversary of the closing date, none of FCX, its subsidiaries, controlled affiliates or any person that is an officer or director of FCX and who serves as one of our officers or directors may sell or transfer to Plains Exploration & Production Company (PXP) any shares of the convertible perpetual preferred stock or any shares of the common stock issued upon conversion of the convertible perpetual preferred stock.

While FCX, its affiliates and certain of their affiliated persons own at least 15% of our outstanding common stock, on a fully diluted basis, FCX and its controlled affiliates have agreed not to (1) acquire or seek to acquire additional securities of our company if the acquisition would result in FCX owning more than 103% of the percentage of our outstanding shares of common stock on a fully diluted basis owned at closing by FCX and its affiliates; (2) form, join, or in any way participate in or enter into agreements with a “group” (as defined in Section 13(d)-3 of the Exchange Act) with regard to us; (3) commence a tender offer or exchange offer for our securities; (4) agree on, offer or otherwise become involved with a merger or an acquisition transaction involving us; (5) call, or seek to call, a meeting of our stockholders, or seek to present a stockholder proposal; (6) seek to assist, advise, or finance any of the foregoing.

While FCX and its affiliates own at least 5% of our outstanding common stock, on a fully diluted basis, FCX and its controlled affiliates have agreed not to (1) participate in any proxy solicitations with respect to our securities (other than certain permitted activities relating to solicitations by or on behalf of members of the FCX board of directors who are also members of our board of directors); or (2) enter into any agreements with regard to acquiring, voting, holding or disposing of any of our capital stock with any director or officer of FCX or PXP who is also one of our directors or officers.

While FCX and its affiliates own at least 5% of our outstanding common stock, on a fully diluted basis, and prior to the first anniversary of the issue date, FCX and its controlled affiliates have agreed not to enter into any agreements for the purpose of acquiring, voting, holding or disposing of any of our capital stock with PXP or any of its affiliates, directors or officers (provided that the foregoing restriction shall not apply to any transaction in which either FCX or PXP or any of their controlled affiliates offers to acquire all of the outstanding shares of our common stock).

In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, we also entered into a registration rights agreement with FCX Preferred (FCX Registration Rights Agreement) pursuant to which we agreed to, within 60 days of closing, (1) prepare and file with the SEC a shelf registration statement with respect to the securities issued to FCX Preferred (FCX Registrable Securities) that would permit the FCX Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while FCX and its affiliates hold FCX Registrable Securities. We filed with the SEC a shelf registration statement for the FCX Registrable Securities on February 28, 2011. In addition, under certain circumstances, the FCX Registration Rights Agreement permits FCX to demand or participate in an underwritten public offering by us.

On December 30, 2010, we also issued 51 million shares of our common stock to PXP in connection with our acquisition of PXP’s shallow water Gulf of Mexico shelf properties, interests, and assets (Acquisition). The issuance of these 51 million shares of common stock to PXP was approved by our stockholders at our special stockholder meeting held on December 30, 2010. The issuance did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

Upon consummation of the Acquisition, we and PXP entered into a stockholder agreement effective December 30, 2010 (the PXP Stockholder Agreement), pursuant to which, among other things, the size of our board of directors was increased from 9 to 11 members and PXP was granted the right to nominate two individuals to serve on our board of directors. On December 30, 2010, Messrs. Flores and Wombwell were appointed to our board of directors as the designated directors of PXP pursuant to the PXP Stockholder Agreement. As long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of our common stock, PXP will have the right to nominate two individuals to serve on our board of directors. If PXP and its affiliates beneficially own less than 10% but at least 5% of the issued and outstanding shares of our common stock, PXP will have the right to nominate one individual to serve on our board of directors. If PXP and its affiliates beneficially own less than 5% of the issued and outstanding shares of our common stock, PXP will not have the right to nominate any individuals to serve on our board of directors.

Also under the PXP Stockholder Agreement, without prior approval of at least a majority of the members of our board (excluding the directors nominated by PXP), PXP and its affiliates are limited or prohibited from, among other things, acquiring additional securities of ours; commencing any tender or exchange offer for our securities; entering into, making, proposing or seeking, or otherwise being involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of us or any of our subsidiaries or any acquisition transaction for all or part of our assets or businesses or any assets or business of any of our subsidiaries; calling or seeking to call a meeting of our stockholders or initiating any stockholder proposal for action by our stockholders; or soliciting proxies or forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)-3 of the Exchange Act) with regard to us. These “standstill” restrictions terminate upon the later to occur of (1) the first date on which no directors nominated by PXP have served on our board of directors for the preceding six months and (2) the date that PXP and its affiliates beneficially own less than 20% of the issued and outstanding shares of our common stock. In addition, until the first anniversary of the date of the PXP Stockholder Agreement, PXP is prohibited, subject to certain exceptions, from transferring, selling, assigning, pledging or otherwise disposing of, directly or indirectly, the shares of our common stock it received in the Acquisition.

In connection with the completion of the Acquisition, we and PXP also entered into a registration rights agreement (PXP Registration Rights Agreement) pursuant to which we agreed to, within 60 days of closing of the Acquisition, (1) prepare and file with the SEC a shelf registration statement with respect to the 51 million shares of common stock issued to PXP (PXP Registrable Securities) that would permit some or all of the PXP Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while PXP and its affiliates hold PXP Registrable Securities. We filed with the SEC a shelf registration statement for the PXP Registrable Securities on February 28, 2011. In addition, under certain circumstances, the PXP Registration Rights Agreement permits PXP to demand or participate in an underwritten public offering by conducted by us.

Director Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by our board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions described below have been reviewed and approved or ratified by our board.

B.M. Rankin, Jr. and FM Services Company are parties to an agreement under which Mr. Rankin renders business consulting services to us and FCX relating to finance, accounting, guidance and advice on public policy matters and business development. FM Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2010, FM Services Company paid Mr. Rankin $490,000 ($100,009 of which was allocated to us) pursuant to this agreement. During 2010, the cost to FM Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $35,100, medical expenses was $10,346, and reimbursement for a portion of his office rent and utilities and for executive administrative and support services was $26,369. In addition, during 2010 the aggregate incremental cost to FM Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $318,193. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2010 was approximately $86,254. Accordingly, the total received by Mr. Rankin during 2010 pursuant to this agreement was $880,008 of which $100,009 was allocated to us.

Proposal No. 5: Amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation to Revise the Definitions of “Continuing Director” and “Interested Stockholder”

Our board of directors has unanimously approved, and recommends that our stockholders approve, an amendment to Article X sections (f) and (k) of our amended and restated certificate of incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder” as follows (proposed new language underlined):

(f) “Continuing Director” means (i) any member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate thereof, and who was a director of the Corporation prior to the time the Interested Stockholder became an Interested Stockholder, and (ii) any other member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate thereof, and was nominated or recommended for election, or elected, by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present, provided that, in the absence of an Interested Stockholder, any reference to “Continuing Directors” shall mean all the directors then in office. For purposes of this Amended and Restated Certificate of Incorporation, directors who are not nominated for or designated for election by an Interested Stockholder shall not be deemed to be an Affiliate or Associate of such Interested Stockholder.

(k) “Interested Stockholder” means any person (other than the Corporation, any Subsidiary, Plains Exploration & Production Company, any Employee Benefit Plan, any fiduciary with respect to an Employee Benefit Plan acting in such capacity, any person owning Capital Stock as of ~~the date of filing this Certificate of Incorporation~~ November 9, 1998, or any Affiliate or Associate of any of the foregoing) who (1) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock or (2) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock. For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of paragraph (c) of Article IX, section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Purpose and Effect of the Proposed Amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation

On December 30, 2010, we issued 51 million shares of our common stock to PXP in connection with our acquisition of PXP’s shallow water Gulf of Mexico shelf properties, interests, and assets (Acquisition). The issuance of these 51 million shares of common stock to PXP was approved by our stockholders at our special stockholder meeting held on December 30, 2010. The issuance did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware (DGCL). Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the prior approval of the board of directors, or the business combination is approved by a statutorily prescribed vote of disinterested stockholders, or the stockholder became an 85% holder of the corporation’s voting stock in the transaction. A “business combination” generally is defined by the statute to include mergers, asset sales and other transactions from which the interested stockholder would derive a financial benefit. Subject to certain exceptions, an “interested stockholder” is defined by the statute as a person who, together with its affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could make more difficult or delay mergers or other takeover or change in control attempts opposed by our board of directors and, accordingly, may discourage attempts to acquire us. In addition, the broad definition of “business combination” could delay business transactions between us and PXP that are typical in the oil and gas industry.

In connection with its approval of the Acquisition and the issuance of the 51 million shares of our common stock to PXP, our board of directors effected approvals so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) would not apply to PXP and its subsidiaries with respect to the issuance of the 51 million shares of common stock to PXP in connection with the Acquisition or to the execution, delivery or performance of the merger agreement and the consummation of the transactions contemplated under the merger agreement. This action taken by the board did not waive the provisions of Section 203 of the DGCL with respect to future transactions between us and PXP that would constitute a business combination within the meaning of Section 203 of the DGCL.

Upon consummation of the Acquisition, we and PXP entered into a stockholder agreement effective December 30, 2010 (the PXP Stockholder Agreement), pursuant to which, among other things, the size of our board of directors was increased from 9 to 11 members and PXP was granted the right to nominate two individuals to serve on our board of directors. On December 30, 2010, Messrs. Flores and Wombwell were appointed to our board of directors as the designated directors of PXP pursuant to the PXP Stockholder Agreement. As long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of our common stock, PXP will have the right to nominate two individuals to serve on our board of directors. If PXP and its affiliates beneficially own less than 10% but at least 5% of the issued and outstanding shares of our common stock, PXP will have the right to nominate one individual to serve on our board of directors. If PXP and its affiliates beneficially own less than 5% of the issued and outstanding shares of our common stock, PXP will not have the right to nominate any individuals to serve on our board of directors.

Also under the PXP Stockholder Agreement, without prior approval of at least a majority of the members of our board (excluding the directors nominated by PXP), PXP and its affiliates are limited or prohibited from, among other things, acquiring additional securities of ours; commencing any tender or exchange offer for our securities; entering into, making, proposing or seeking, or otherwise being involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of us or any of our subsidiaries or any acquisition transaction for all or part of our assets or businesses or any assets or businesses of any of our subsidiaries; calling or seeking to call a meeting of our stockholders or initiating any proposal for action by our stockholders; or soliciting proxies or forming, joining, or in any way participating in or entering into agreements with, a “group” (as defined in Section 13(d)(3) of the Exchange Act) with regard to us. These “standstill” restrictions terminate upon the later to occur of (1) the first date on which no directors nominated by PXP have served on our board of directors for the preceding six months and (2) the date that PXP and its affiliates beneficially own less than 20% of the issued and outstanding shares of our common stock. In addition, until the first anniversary of the date of the PXP Stockholder Agreement, PXP is prohibited, subject to certain exceptions, from transferring, selling, assigning, pledging or otherwise disposing of, directly or indirectly, the shares of our common stock it received in the Acquisition.

Under the PXP Stockholder Agreement, we agreed to propose to our stockholders at our next annual meeting of stockholders an amendment to Article X sections (f) and (k) of our amended and restated certificate of incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder,” the effect of which will be to eliminate as to PXP the supermajority stockholder vote requirement under Article VII of our amended and restated certificate of incorporation to approve future business combinations and certain other transactions, including business transactions typical in the oil and gas industry, between us and PXP as an interested stockholder (which PXP became upon consummation of the Acquisition by virtue of its greater than 15% ownership stake in us). Accordingly, our board of directors unanimously approved, and recommends that our stockholders approve, the proposed amendment to Article X sections (f) and (k) of our amended and restated certificate of incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder.”

If the proposal is adopted, the restrictions imposed by Article VII of our amended and restated certificate of incorporation will not in the future be an impediment to any business combination between us and PXP. As a practical matter, as long as the standstill restrictions in the PXP Stockholder Agreement are in effect, PXP will be contractually precluded from effecting a takeover of the company opposed by our board of directors , and, therefore, the loss of the protections afforded by Article VII of our amended and restated certificate of incorporation will have minimal, if any, effect on our ability to respond to a takeover proposal by PXP during such period. However, after the standstill restrictions are terminated as described above, Article VII will not apply as to a business combination between PXP and the company. However, in this event, Section 203 of the DGCL will continue to apply, and we will also have the ability to adopt a stockholders’ rights plan or other measures to protect the interests of our stockholders as may be permitted by our organizational documents or applicable law. The board believes the protections afforded by Section 203 of the DGCL (although not as robust as those of Article VII), together with the ability to adopt alternative protections such as a stockholders’ rights plan, and Delaware case law addressing fairness requirements in transactions with large stockholders, are sufficient to protect the interests of the company and its stockholders.

Vote Required to Approve the Proposed Amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation

Under our amended and restated certificate of incorporation, approval of the proposed amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation requires the affirmative vote of holders of not less than 80% of our outstanding common stock; provided, however, that if such amendment is first adopted by both a majority of the directors then in office and a majority of the continuing directors, voting as a separate group, then such amendment shall be deemed adopted by our stockholders upon the affirmative vote of the holders of a majority of our outstanding common stock. Accordingly, because the proposed amendment was unanimously adopted by the directors then in office and the continuing directors, approval of the proposed amendment requires the affirmative vote of the holders of a majority of our outstanding common stock.

If this proposal is approved by our stockholders, the amendment to Article X sections (f) and (k) of our amended and restated certificate of incorporation will become effective upon filing of the amendment with the Secretary of State of the State of Delaware. We intend to file the amendment to our amended and restated certificate of incorporation promptly after the requisite vote is obtained.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE X SECTIONS (F) AND (K) OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REVISE THE DEFINITIONS OF “CONTINUING DIRECTOR” AND “INTERESTED STOCKHOLDER.”

MCMORAN EXPLORATION CO. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, June 15, 2011 The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, Nancy D. Parmelee and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Wednesday, June 15, 2011, at 11:30 a.m. Eastern Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE (continued on reverse side) _ FOLD AND DETACH HERE _

Please mark your votes as indicated in this example The Board of Directors recommends a vote FOR Items 1, 2, 4 and 5 below and recommends a vote of 1 YEAR on Item 3 below. X Item 1 — Election of eleven directors. Nominees are: Richard C. Adkerson Gerald J. Ford A. Peyton Bush, III H. Devon Graham, Jr. William P. CarmichaeI Suzanne T. Mestayer Robert A. Day James R. Moffett James C. Flores B. M. Rankin, Jr. John F. Wombwell FOR, except withhold vote from following nominee(s): FOR WITHHOLD FOR AGAINST 1 YEAR 2 YEARS 3 YEARS ABSTAIN Item 3 — Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers. FOR AGAINST ABSTAIN Item 4 — Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm. Item 5 — Approval of the proposed amendment to Article X sections (f) and (k) of our Amended and Restated Certificate of Incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder.” ABSTAIN Item 2 — Approval, on an advisory basis, of the compensation of our named executive officers. Signature(s) Dated: , 2011 You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2, 4 and 5 and a vote of 1 YEAR on Item 3. _ FOLD AND DETACH HERE _ MCMORAN EXPLORATION CO. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week. INTERNET VOTING VOTING BY MAIL Visit the Internet voting website at Simply sign and date your proxy card and http://www.ivselection.com/explor11. Have this return it in the postage-paid envelope to proxy card ready and follow the instructions on Secretary, McMoRan Exploration Co., P.O. your screen. You will incur only your usual Box 17149, Wilmington, Delaware 19885-9809. Internet charges. Available 24 hours a day, 7 If you are voting by Internet, please do not mail days a week until 11:59 p.m. Eastern Time on your proxy card. June 14, 2011. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2011. This proxy statement and the 2010 Annual Report are available at http://www.edocumentview.com/MMR_MTG.